 Exhibit (a)(1)(E)
Offer to Purchase
All Outstanding Shares of Common Stock
of
MIROMATRIX MEDICAL INC.
at
$3.25 per share in cash, plus one contingent value right per share, which represents the contractual right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone, pursuant to the Offer to Purchase dated November 13, 2023, by
MORPHEUS SUBSIDIARY INC.,
a wholly owned subsidiary of
UNITED THERAPEUTICS CORPORATION
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 11, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
November 13, 2023
To Our Clients:
Enclosed for your consideration are the Offer to Purchase dated November 13, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and Notice of Guaranteed Delivery (together with any amendments or supplements thereto, the “Notice of Guaranteed Delivery”) (which three documents, together with other related materials, collectively constitute the “Offer”) in connection with the offer by Morpheus Subsidiary Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of United Therapeutics Corporation, a Delaware public benefit corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Miromatrix Medical Inc., a Delaware corporation (the “Company”), in exchange for (i) $3.25 per Share in cash (the “Cash Consideration”), plus (ii) one contractual contingent value right (each, a “CVR”) per Share, representing the right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone (the “Milestone”) on or prior to December 31, 2025, subject to and in accordance with the terms of a contingent value rights agreement (the “CVR Agreement”) to be entered into with Continental Stock Transfer & Trust Company or another rights agent mutually agreeable to Parent and the Company (the Cash Consideration plus one CVR, collectively, the “Offer Consideration”), in each case, without interest and less any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal. Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the U.S. Securities and Exchange Commission in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”).
We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:
1.   The consideration to be paid in the Offer is $3.25 per Share in cash, plus one CVR per Share, representing the right to receive a contingent payment of $1.75 in cash upon the achievement of the Milestone on or prior to December 31, 2025, subject to and in accordance with the terms of the CVR Agreement, in each case, without interest and less any required tax withholding.

2.   The Offer is being made for all outstanding Shares.
3.   The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 29, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. Pursuant to the Merger Agreement, following consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer without a vote of the stockholders of the Company, in accordance with Section 251(h) of the DGCL. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of the Company, Shares that have been irrevocably accepted for purchase pursuant to the Offer, or Shares that, at the commencement of the Offer, were owned by Purchaser, Parent, or any direct or indirect wholly owned subsidiary of the Company, Purchaser or Parent, and (ii) Shares held by stockholders who are entitled to demand and properly demand appraisal of such Shares under Section 262 of the DGCL and who, as of the Effective Time, have neither failed to perfect, nor effectively withdrawn or lost, their right to appraisal with respect to such Shares) will be converted into the right to receive the Offer Consideration, without interest and less any required tax withholding. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.
4.   The board of directors of the Company (the “Miromatrix Board”) has unanimously: (i) determined that the terms of Merger Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the CVR Agreement; (iii) resolved that the Merger will be governed by Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer. The Miromatrix Board unanimously recommends that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
5.   The Offer and withdrawal rights expire at one minute after 11:59 P.M., New York City time, on December 11, 2023, unless the Offer is extended or earlier terminated (as may be extended, the “Expiration Date”).
6.   The Offer is conditioned upon, among other things, there having been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL) and not validly withdrawn, a number of Shares that, together with the Shares, if any, then owned by Purchaser or any of its affiliates (as defined in Section 251(h)(6)), would represent at least a majority of the Shares outstanding (the “Minimum Condition”), provided, that for purposes of determining whether the Minimum Condition has been satisfied, Shares tendered into the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee will not be considered validly tendered and not withdrawn. The Offer is also subject to certain other conditions as described in more detail in Section 15 of the Offer to Purchase. Neither the Offer nor the Merger is subject to any financing condition.
7.   Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 13 of the Letter of Transmittal. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Instruction 14 of the Letter of Transmittal.
If you wish to have us tender any or all Shares held for your account, please complete, sign, detach and return to us the instruction form below. An envelope in which you can return your instructions to us is enclosed. If you authorize tender of any or all Shares held for your account, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the Expiration Date.
In all cases, Purchaser will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by Continental Stock Transfer & Trust Company (the “Depositary”) of (i) the certificates, if any, evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or, in the case of a book-entry transfer of Shares held through DTC, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, and any other required documents and (iii) any other customary documents required by the Depositary. Under no circumstances will Parent or Purchaser pay interest on the Offer Consideration, including by reason of any extension of the Offer or any delay in making payment for Shares.
The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) holders of Shares in any jurisdiction where it would be illegal to do so. In any jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws or regulations of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to the
Offer to Purchase
All Outstanding Shares of Common Stock
of
MIROMATRIX MEDICAL INC.
at
$3.25 per share in cash, plus one contingent value right per share, which represents the contractual right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone, pursuant to the Offer to Purchase dated November 13, 2023, by
MORPHEUS SUBSIDIARY INC.,
a wholly owned subsidiary of
UNITED THERAPEUTICS CORPORATION
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 13, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and Notice of Guaranteed Delivery (together with any amendments or supplements thereto, the “Notice of Guaranteed Delivery”) in connection with the offer by Morpheus Subsidiary Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of United Therapeutics Corporation, a Delaware public benefit corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Miromatrix Medical Inc., a Delaware corporation (the “Company”), in exchange for (i) $3.25 per Share in cash plus (ii) one contractual contingent value right per Share, representing the right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone on or prior to December 31, 2025, subject to and in accordance with the terms of a contingent value rights agreement to be entered into with Continental Stock Transfer & Trust Company or another rights agent mutually agreeable to Parent and the Company, in each case, without interest and less any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.
This form instructs you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal furnished to the undersigned.
The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares or any other document submitted on my behalf to Continental Stock Transfer & Trust Company (the “Depositary”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary).
Number of Shares to be Tendered:
Shares*	SIGN HERE

Dated , 20	Signature(s)
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No.

*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.